INTRICON REPORTS 2018 THIRD-QUARTER RESULTS

Medical and Value Hearing Health Performance Drive Double-Digit Third Quarter
Sales Gains and Profitability

ARDEN HILLS, Minn. — November 5, 2018 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2018.

Highlights:

●	Quarterly revenue of $30.1 million increased 20.2 percent over the prior-year third quarter;

●	Gross margin of 31.6 percent was up from 30.8 percent in the prior-year period;

●	IntriCon reported third-quarter diluted net income per share of $0.22 versus $0.17 in the 2017 third quarter;

●	Sales to IntriCon’s largest medical customer rose 29.2 percent from the year-ago quarter;

●	Value based hearing healthcare revenue increased 28.2 percent in the third quarter over the prior-year period; and,

●	During the quarter, IntriCon completed a public offering of common stock. Net proceeds from the offering after expenses, commission, and stock repurchases from the board and management totaled more than $63.0 million.

“We are pleased to announce another strong quarter, as we continue to execute on our key growth initiatives,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Our solid third-quarter performance was highlighted by the medical and value hearing health businesses, which continue to drive strong top- and bottom-line results. Furthermore, our ability to raise capital during the quarter has positioned us to accelerate growth and become more opportunistic.”

Financial Results

For the 2018 third quarter, the company reported net sales of $30.1 million, up 20.2 percent from $25.1 million in the prior-year period. The increase was primarily due to year-over-year revenue gains from IntriCon’s largest medical customer and growth in its value-based hearing healthcare business.

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IntriCon Corporation 2018 Third-Quarter Results

November 5, 2018

IntriCon posted net income attributable to shareholders of $1.9 million, or $0.22 per diluted share, versus $1.3 million or $0.17 per share, for the 2017 third quarter.

Third-quarter gross profit margins were 31.6 percent, up from 30.8 percent in the prior-year third quarter. The increase primarily stemmed from greater sales volume, slightly offset by a less favorable sales mix and ramp-up costs associated with IntriCon’s new manufacturing facility.

Operating expenses for the second quarter were $7.5 million, compared to $6.1 million in the prior-year period. The increase stemmed from increased advertising investments at Hearing Help Express (HHE), support costs related to key initiatives to drive the business’ growth and certain costs associated with the public offering.

For the nine-month period ended September 30, 2018, IntriCon reported sales of $85.7 million, up 24.5 percent from $68.8 million in 2017. The company delivered net income attributable to shareholders of $4.7 million, or $0.56 per diluted share, versus $1.7 million, or $0.23 per diluted share, in 2017.

During the quarter, IntriCon completed a public offering of 1,725,000 shares of its common stock. All shares in the offering were sold by IntriCon at a price to the public of $55.00 per share. Net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, and board and management stock repurchases, totaled more than $63.0 million. The company used a portion of these proceeds to pay off bank debt and invested the remainder in short-term investment securities. Short-term investments totaled $45.0 million as of September 30, 2018

Business Update

Sales in IntriCon’s medical business increased 25.1 percent in the 2018 third quarter over the prior-year period. The gain was primarily driven by the ongoing production of wireless continuous glucose monitoring (CGM) systems for IntriCon’s largest customer. The company remains very well positioned with this customer for 2018 and beyond, providing key system components including CGM systems, sensor assembly and related accessories.

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IntriCon Corporation 2018 Third-Quarter Results

November 5, 2018

IntriCon continues to make progress on establishing its newly leased 37,000-square-foot medical manufacturing and clean room facility. During the quarter, the company completed the required validation and qualification of several production lines and began limited production. Additionally, IntriCon increased its molding capacity, adding two more presses during the quarter, bringing the year-to-date total to 13 presses.

On the hearing health front, total sales increased by 10.0 percent over the prior-year third quarter, led by the company’s value-based indirect-to-end-consumer businesses, which posted strong sales growth of 62.5 percent. This gain was partially offset by a temporary decline in the direct-to-end-consumer channel and expected continued waning in the conventional sales channel.

Within HHE, IntriCon continues to further its mission of delivering high-quality hearing healthcare into the underserved market. While HHE only posted revenue of $1.5 million for the quarter, the company believes this is a temporary decline, as hearing aid orders have strengthened over the last several months, putting the fourth quarter on pace to be a record quarter for HHE hearing aid orders.

Additionally, IntriCon continues to build its value hearing health technology portfolio, with wireless and self-fitting technologies. During the third quarter, the company met with the U.S. Food and Drug Administration (FDA) to introduce its Sentibo Smart Brain self-fitting software and show how it can help advance a high-quality, low-cost hearing healthcare ecosystem. Sentibo Smart Brain self-fitting software is designed to improve both channel productivity and the quality of first-time fittings, resulting in lower prices, greater access and increased customer satisfaction. Based on the positive feedback, the company will now pursue 510k approval for a wireless over-the counter (OTC) self-fitting hearing aid, which could be marketed after the FDA finalizes regulations for a new category of OTC hearing aids as required by the FDA Reauthorization Act of 2017. Based on recent communications from Senators Grassley and Warren, timing of such regulation could come in 2019, well before the August 2020 deadline.

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IntriCon Corporation 2018 Third-Quarter Results

November 5, 2018

Looking Ahead

Concluded Gorder, “We believe we are in the early stages of long-term, sustained growth within our core markets. The diabetes market is experiencing tremendous growth, with CGM being a critical component to serving the needs of many diabetics. The value-hearing healthcare space is just beginning to emerge, and we are at the forefront of providing affordable and accessible solutions to unserved or underserved hearing-impaired Americans. In addition, we believe the forthcoming regulatory changes will provide further tailwinds.

“Looking ahead, given our competitive advantages, numerous opportunities for growth and strong financial position, we are extremely well-positioned for continued success. Based on information currently available, we anticipate 2018 fourth-quarter net sales to range between $30.0 million and $31.0 million. Accordingly, we are tightening our 2018 sales guidance to range between $115.7 million to $116.7 million.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Monday, November 5, 2018, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-220-8451 and provide the conference ID number 7992680 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 7992680.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s

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IntriCon Corporation 2018 Third-Quarter Results

November 5, 2018

control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillaco.com

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IntriCon Corporation 2018 Third-Quarter Results

November 5, 2018

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	THIRD QUARTER			YEAR TO DATE
($ in 000’s)	2018	2017	Growth	2018	2017	Growth

Medical	$19,356	$15,468	25.1%	$55,487	$41,220	34.6%
Diabetes	16,662	12,893	29.2%	47,531	33,261	42.9%
Other Medical	2,694	2,575	4.6%	7,956	7,959	0.0%

Hearing Health	8,774	7,978	10.0%	24,817	23,075	7.5%
Value Based Direct-to-End-Consumer	1,490	1,763	-15.5%	5,333	4,588	16.2%
Value Based Indirect-to-End-Consumer	3,660	2,253	62.5%	8,268	5,862	41.0%
Legacy OEM	3,624	3,962	-8.5%	11,216	12,625	-11.2%

Professional Audio Communications	2,004	1,615	24.1%	5,353	4,505	18.8%

Total	$30,134	$25,061	20.2%	$85,657	$68,800	24.5%

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IntriCon Corporation 2018 Third-Quarter Results

November 5, 2018

INTRICON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$30,134	$25,061	$85,657	$68,800
Cost of sales	20,609	17,334	57,731	48,600
Gross profit	9,525	7,727	27,926	20,200

Operating expenses:
Sales and marketing	3,009	2,342	8,729	6,857
General and administrative	3,232	2,698	9,434	7,961
Research and development	1,251	1,047	3,693	3,312
Total operating expenses	7,492	6,087	21,856	18,130
Operating income	2,033	1,640	6,070	2,070

Interest expense, net	(48)	(177)	(453)	(548)
Other expense	(179)	(337)	(580)	(328)
Income from continuing operations before income taxes and discontinued operations	1,806	1,126	5,037	1,194

Income tax expense	(97)	47	358	165
Income before discontinued operations	1,903	1,079	4,679	1,029
Loss on sale of discontinued operations, net of income taxes	-	-	-	(164)
Loss from discontinued operations, net of income taxes	-	-	-	(128)
Net Income	1,903	1,079	4,679	737
Less: Loss allocated to non-controlling interest	-	(186)	-	(925)
Net Income attributable to shareholders	$1,903	$1,265	$4,679	$1,662

Basic income (loss) per share attributable to shareholders:
Continuing operations	$0.24	$0.18	$0.65	$0.29
Discontinued operations	-	-	-	(0.04)
Net income per share:	$0.24	$0.18	$0.65	$0.24

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$0.22	$0.17	$0.56	$0.27
Discontinued operations	-	-	-	(0.04)
Net income per share:	$0.22	$0.17	$0.56	$0.23

Average shares outstanding:
Basic	7,825	6,853	7,249	6,836
Diluted	8,822	7,251	8,360	7,179

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IntriCon Corporation 2018 Third-Quarter Results

November 5, 2018

INTRICON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited)

	September 30,	December 31,
	2018	2017
	(unaudited)
Current assets:
Cash	$555	$373
Restricted cash	643	644
Available for sale securities	45,042	-
Accounts receivable, less allowance for doubtful accounts of $700 at September 30, 2018 and $332 at December 31, 2017	13,591	9,052
Inventories	18,537	13,708
Contract assets	6,324	2,979
Other current assets	1,973	1,544
Total current assets	86,665	28,300

Machinery and equipment	39,321	40,124
Less: Accumulated depreciation	27,953	32,949
Net machinery and equipment	11,368	7,175

Goodwill	10,808	10,808
Intangible assets	2,624	2,740
Investment in partnerships	1,920	1,616
Other assets, net	3,628	3,835
Total assets	$117,013	$54,474

Current liabilities:
Current maturities of long-term debt	$96	$2,040
Accounts payable	15,030	10,423
Accrued salaries, wages and commissions	3,558	3,113
Other accrued liabilities	3,385	3,739
Total current liabilities	22,069	19,315

Long-term debt, less current maturities	95	9,321
Other postretirement benefit obligations	421	455
Accrued pension liabilities	771	772
Other long-term liabilities	3,053	3,172
Total liabilities	26,409	33,035
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 8,640 and 6,900 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	8,640	6,900
Additional paid-in capital	84,509	21,581
Accumulated deficit	(1,377)	(6,056)
Accumulated other comprehensive loss	(889)	(733)
Total shareholders’ equity	90,883	21,692
Non-controlling interest	(279)	(253)
Total equity	90,604	21,439
Total liabilities and equity	$117,013	$54,474

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